EXHIBIT 99.3

RAVE RESTAURANT GROUP, INC.

[_________________] Shares of Common Stock
Offered Pursuant to Rights Distributed to Security Holders

[_____________], 2017

Dear Security Holders:

This notice is being distributed by Rave Restaurant Group, Inc. (the “Company”) to all holders of record of shares of its common stock, par value $0.01 per share (the “Common Stock”), at the close of business on August 1, 2017 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of its Common Stock. The Rights are described in the Company's Prospectus dated [___________], 2017 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of [____________] shares of Common Stock (the “Underlying Shares”), as described in the Prospectus.

The Rights will expire, if not exercised, at 5:00 p.m., Dallas, Texas time, on _____________, 2017, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the Prospectus, you will receive one Right for each share of Common Stock owned of record at the close of business on the Record Date. Each Right allows you to subscribe for [___] shares of Common Stock (the “Basic Subscription Right”) at the cash price of $[___] per share (the “Subscription Price”).

In addition, each holder of Rights who exercises their Basic Subscription Right in full will be eligible to subscribe (the “Over-Subscription Right”) at the Subscription Price for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights by other holders of Rights under the Basic Subscription Right (the “Excess Shares”), subject to availability and proration as described below. Shares of Common Stock will be available for purchase pursuant to the Over-Subscription Right only to the extent that any Underlying Shares are not subscribed for pursuant to the Basic Subscription Right. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Right, the Company will allocate the remaining Excess Shares pro-rata (subject to the elimination of fractional shares) among those Rights holders who exercised their Over-Subscription Rights, in proportion to the number of Underlying Shares each beneficial holder exercising the Over-Subscription Right has purchased pursuant to the Basic Subscription Right; provided, however, that if such pro-rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Over-Subscription Right, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the Over-Subscription Right on the same pro-rata basis outlined above. Such proration will be repeated until all Excess Shares have been allocated to the full extent of the Over-Subscription Right. See “The Rights Offering—Subscription Rights—Over-Subscription Rights” in the Prospectus.

The Rights are evidenced by non-transferable Rights certificates (the “Rights Certificates”) and will cease to have any value at the close of business on the Expiration Date.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Rights Certificate;
3.	Instructions as to Use of Rights Certificates;
4.	Notice of Guaranteed Delivery for Rights Certificates;
5.	Substitute Form W-9 (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and
6.	A return envelope addressed to Securities Transfer Corporation, the Subscription Agent.

Your prompt action is requested. To exercise Rights, you should properly complete and sign the Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., Dallas, Texas time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials and assistance or information may be obtained from the Subscription Agent. The Subscription Agent's telephone number is (469) 633-0101.

Very truly yours,

RAVE RESTAURANT GROUP, INC.